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                                                                  EXHIBIT (C)(2)


                          AGREEMENT AND PLAN OF MERGER



         AGREEMENT AND PLAN OF MERGER, dated as of June 2, 1999, (the "Agreement"), by and among THE GEON COMPANY, a Delaware corporation ("Parent"), TGC ACQUISITION CORPORATION, a Virginia corporation and a wholly-owned subsidiary of Parent ("Sub"), and O'SULLIVAN CORPORATION, a Virginia corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in contemplation thereof it is proposed that Sub will make a tender offer (the "Offer") to purchase all the issued and outstanding shares of common stock, $1.00 par value, of the Company ("Common Stock"), subject to the terms and conditions of this Agreement, at a price per share of Common Stock of $12.25 net to the seller in cash (the "Offer Price") and, if less than all of the issued and outstanding shares of Common Stock are tendered and the Offer is completed, Sub will merge with the Company in the manner hereinafter described;

         WHEREAS, the Directors of the Company have unanimously determined that each of the Offer and the Merger (as hereinafter defined) are fair to, and in the best interests of, the holders of Common Stock, approved the Offer and the Merger and recommended the acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company;

         WHEREAS, in order to induce Parent and Sub to enter into this Agreement, the Company's Board of Directors has taken action to eliminate any requirement under the Trust Agreement for O'Sullivan Corporation Salary Continuation Agreements, with First Union National Bank as trustee and dated as of November 18, 1997 (the "Salary Continuation Agreements Trust") that the Salary Continuation Agreements Trust be fully funded for all current benefit obligations upon a change of control of the Company; and

         WHEREAS, as a further inducement for Parent and Sub to enter into this Agreement, Arthur H. Bryant II, Magalen O. Bryant and John C. O. Bryant have, simultaneously with the execution of this Agreement, entered into share tender agreements with Parent and Sub (the "Share Tender Agreements"), pursuant to which they have agreed to tender into the Offer all of the shares of Common Stock held by them.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                                    THE OFFER


         1.1 THE OFFER. Provided that (a) this Agreement shall not have been terminated in accordance with Article VI hereof, (b) the Share Tender Agreements shall have been executed

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simultaneously with this Agreement and (c) the Board of Directors has taken action to eliminate any requirement that the Salary Continuation Agreements Trust be fully funded for all current benefit obligations upon a change of control of the Company, and so long as none of the events set forth in Annex A hereto (the "Tender Offer Conditions") shall have occurred and are continuing, as promptly as practicable, but in no event later than the fifth business day after the public announcement of the execution of this Agreement, Sub shall commence the Offer. The obligations of Sub to accept for payment and promptly to pay for any shares of Common Stock tendered shall be subject only to the Tender Offer Conditions, any of which may be waived by Parent and Sub; PROVIDED, HOWEVER, that, without the consent of the Company, Sub shall not waive the condition that there shall have been validly tendered and not validly withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent at least 70% of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"). The Tender Offer Conditions are for the sole benefit of Parent and Sub and may be asserted by Parent and Sub regardless of the circumstances giving rise to any such Tender Offer Condition and, subject to the preceding sentence, may be waived by Parent and Sub in whole or in part. Sub expressly reserves the right to modify the terms of the Offer, including, without limitation, except as provided below, to extend the Offer beyond any scheduled expiration date; PROVIDED, HOWEVER, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock to be purchased in the Offer, (ii) reduce the Offer Price, (iii) modify or add to the conditions set forth in Annex A or
(iv) change the form of consideration payable in the Offer. Notwithstanding the foregoing, the Offer may not be extended beyond any scheduled expiration date unless any of the Tender Offer Conditions shall not have been satisfied; PROVIDED, HOWEVER, (i) even if the Tender Offer Conditions have not been satisfied, the Offer may not be extended beyond the three month anniversary of the date of commencement of the Offer and (ii) if the Tender Offer Conditions have been satisfied, then the Offer may be extended for an additional five business days so long as at the time of such extension, all conditions to Sub's obligations to purchase shares of Common Stock pursuant to the Offer are irrevocably waived.

         1.2 COMPANY ACTIONS. The Company hereby consents to the Offer and the Merger and represents that (a) its Board of Directors (at a meeting duly called and held) has (i) determined by the unanimous vote of the Directors that each of the Offer and the Merger is fair to, and in the best interests of, the holders of Common Stock, (ii) approved the Offer, the Merger, this Agreement and the Share Tender Agreements, (iii) recommended acceptance of the Offer and approval and adoption of this Agreement by the stockholders of the Company and (iv) taken all other action necessary to render Articles 14 and 14.1 of the Virginia Stock Corporation Act (the "VSCA") inapplicable to the Offer and the Merger; and (b) Bowles Hollowell Conner, a Division of First Union Capital Markets Corp. ("Bowles Hollowell Conner"), has delivered to the Board of Directors of the Company its opinion that the consideration to be received by the holders of Common Stock pursuant to the Offer and the Merger is fair to the holders of Common Stock from a financial point of view, subject to the usual and customary assumptions and qualifications contained in such opinion. The Company shall file with the Securities and Exchange Commission (the "Commission"), as soon as practicable on the date of the commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendations referred to in clause (a) of the preceding sentence; PROVIDED, HOWEVER, that such recommendations may be withdrawn, modified or


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amended in accordance with Section 4.7. Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the Commission. The Company agrees to provide Parent and its counsel with any comments the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall provide Parent and its counsel an opportunity to participate, including by way of discussions with the Commission or its staff, in the response of the Company to such comments. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. The Company, Parent and Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. In connection with the Offer, the Company will promptly furnish (or cause to be furnished) Sub with mailing labels, security position listings and any available listing or computer list containing the names and addresses of the record holders of the Common Stock as of the most recent practicable date and shall furnish (or cause to be furnished) Sub with such additional information (including, but not limited to, updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and such other assistance as Sub or its agents may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

         1.3 COMPOSITION OF THE BOARD OF DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub in accordance with the Offer for, at least 70% of the outstanding shares of common Stock pursuant to the Offer (the "Offer Closing"), Sub shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Sub, subject to compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), representation on such Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of shares of Common Stock so accepted for payment and paid for or otherwise acquired or owned by Sub or Parent bears to the number of shares of Common Stock outstanding and the Company and its Board of Directors shall, at such time, take any and all such action needed to cause Sub's designees to be appointed to the Company's Board of Directors (including to cause directors to resign). At all


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times before the Effective Time, Parent, Sub and the Company shall use their reasonable efforts to ensure that at least two members of the Company's Board of Directors, as constituted on the date hereof, remain on the Company's Board of Directors, except to the extent that no such individuals or their appointees agree to serve as directors (the "Continuing Directors"). In the event that one or more Continuing Directors resign from the Company's Board of Directors, Parent, Sub and the Company shall permit the remaining, or in the case of the resignation of all Continuing Directors, the resigning, Continuing Director or Continuing Directors to appoint his or their successors in his or their reasonable discretion. The Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees. In furtherance thereof, the Company will increase the size of the Company's Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Sub's designees to be elected to the Company's Board of Directors. As of the Offer Closing, the Company, if so requested by Parent or Sub, will use its reasonable efforts to cause persons designated by Sub to constitute the same percentage of each committee of such board, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons).

         1.4 ACTION BY DIRECTORS. Following the election or appointment of the Parent's designees pursuant to Section 1.3 and prior to the Effective Time, and, so long as there shall be at least one Continuing Director, if requested by a majority of the Continuing Directors, such designees shall abstain from acting upon, and the approval of a majority of the Continuing Directors shall be required to authorize, any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for the performance of any of the obligations or other acts of Parent of Sub under this Agreement and any waiver of compliance with any of the covenants, agreements or conditions under this Agreement for the benefit of the Company, unless no such individuals or their appointees agree to serve as Continuing Directors.

         1.5 OFFER DOCUMENTS, SCHEDULE 14D-1 AND PROXY/INFORMATION STATEMENT. The Offer will be conducted in accordance with the applicable provisions, and rules and regulations of the Commission, under the Exchange Act. The documents pursuant to which the Offer will be made, including a Tender Offer Statement on
Schedule 14D-1 and Offer to Purchase and related letter of transmittal (collectively, the "Offer Documents"), will comply in all material respects with the Exchange Act, and the rules and regulations thereunder and any other applicable laws. If at any time prior to the expiration or termination of the Offer any event occurs which should be described in an amendment or supplement thereto, Sub will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Exchange Act and the rules and regulations thereunder and any other applicable laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the Commission. The Company agrees that any information supplied by the Company for inclusion in the Offer Documents will not, at the time the Offer


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Documents are first published, sent or given to the Company's stockholders, contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will promptly correct any information provided by it for inclusion in the Offer Documents if and to the extent that such information becomes false or misleading in any material respect, and Parent and Sub will take all steps necessary to cause the Offer Documents as so corrected to be filed with the Commission and as so corrected to be disseminated to the Company's stockholders, in each case as and to the extent required by the Exchange Act. The information supplied or to be supplied by Parent and Sub for inclusion in the proxy or information statement, as applicable, to be prepared in connection with the Merger, if required (the "Proxy/Information Statement") and the Schedule 14D-9 of the Company will not, as of the date of such Proxy/Information Statement or
Schedule 14D-9, as applicable, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading. Parent and Sub each agrees to promptly correct any information provided by it in the Proxy/Information Statement and the Schedule 14D-9 of the Company, as applicable, if and to the extent that such information becomes false or misleading in any material respect.


                                   ARTICLE II
                         THE MERGER AND RELATED MATTERS


         2.1 THE MERGER. (a) Subject to the terms and conditions of this Agreement, at the time of the Closing (as defined in Section 2.10 hereof), Articles of Merger (the "Articles of Merger") shall be duly prepared, executed and acknowledged by Sub and the Company in accordance with the VSCA and shall be filed on the Closing Date (as defined in Section 2.10 hereof). The Merger of Sub and the Company (the "Merger") shall become effective upon the issuance of the Certificate of Merger by the State Corporation Commission of the Commonwealth of Virginia in accordance with the provisions and requirements of the VSCA. The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Time".

             (b) At the Effective Time, Sub shall be merged with and into the Company and the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation under the laws of the Commonwealth of Virginia under the name of "O'Sullivan Corporation" (the "Surviving Corporation").

             (c) From and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA.

         2.2 CONVERSION OF STOCK.  At the Effective Time:

             (a) Each share of Common Stock then issued and outstanding (other than any shares of Common Stock which are held by the Company as treasury shares or otherwise or, directly or indirectly, by Parent or any direct or indirect subsidiary of Parent (including Sub), all


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of which shall be cancelled and none of which shall receive any payment with respect thereto) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive an amount in cash, without interest, equal to the price paid for each share of Common Stock pursuant to the Offer (the "Merger Consideration").

             (b) Each share of common stock, par value $1.00 per share of Sub then issued and outstanding shall, by virtue of the Merger and without any action on the part of the holder thereof, become one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

         2.3 SURRENDER OF CERTIFICATES. (a) Concurrently with or prior to the Effective Time, Parent shall designate a bank or trust company located in the United States to act as paying agent (the "Paying Agent") for purposes of making the cash payments contemplated hereby. As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail and/or make available to each holder of a certificate theretofore evidencing shares of Common Stock (other than those which are held by the Company as treasury shares or otherwise or, directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) a notice and letter of transmittal advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such certificate or certificates which immediately prior to the Effective Time represented outstanding Common Stock (the "Certificates") in exchange for the Merger Consideration deliverable in respect thereof pursuant to this Article II. Upon the surrender for cancellation to the Paying Agent of such Certificates, together with a letter of transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the letter of transmittal, the Paying Agent shall promptly pay to the Person (as defined in Section 7.13 hereof) entitled thereto the Merger Consideration deliverable in respect thereof. Until so surrendered, each Certificate shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II. No interest shall be paid or accrued in respect of such cash payments.

             (b) If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefore are registered, it shall be a condition to the payment of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

             (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with Article II, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against


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any claim that may be made against the Surviving Corporation with respect to the
Certificate claimed to have been lost, stolen or destroyed.

         2.4 PAYMENT. Concurrently with or immediately prior to the Effective Time, Parent or Sub shall deposit in trust with the Paying Agent cash in United States dollars in an aggregate amount equal to the product of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis (other than shares of Common Stock which are held by the Company as treasury shares or otherwise or, directly or indirectly by Parent or any direct or indirect subsidiary of Parent (including Sub)) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by Parent in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.2(a) hereof out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as otherwise agreed to by Parent. Promptly following the date which is three months after the Effective Time, the Paying Agent shall return to Parent all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund (other than net earnings on the Payment Fund which shall be paid to Parent) and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of shares of Common Stock for any Merger Consideration delivered to a public official pursuant to applicable property, escheat and similar laws.

         2.5 NO FURTHER RIGHTS OF TRANSFERS. At and after the Effective Time, each holder of a Certificate shall cease to have any rights as a stockholder of the Company, except for, in the case of a holder of a Certificate (other than shares to be cancelled pursuant to Section 2.2(a) hereof), the right to surrender his or her Certificate in exchange for payment of the Merger Consideration, and no transfer of shares of Common Stock shall be made on the stock transfer books of the Surviving Corporation. Certificates presented to the Surviving Corporation after the Effective Time shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company with respect to Common Stock shall be closed.

         2.6 STOCK OPTION AND OTHER PLANS. Each outstanding stock option to purchase Common Stock (an "Option") heretofore granted under the Company's 1995 Stock Option Plan, 1995 Outside Directors Stock Option Plan or 1985 Incentive Stock Option Plan or any other employee, director or other stock option plan now or formerly maintained by the Company


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(collectively, the "Option Plans"), whether or not vested or exercisable, shall be deemed to be cancelled immediately prior to the Effective Time and shall no longer be exercisable for the purchase of shares of Common Stock. The holder of each Option shall receive a payment in cash (subject to any applicable withholding taxes) at the Effective Time (the "Cash Payment") equal to the product of (x) the total number of shares of Common Stock subject to such Option, whether or not then vested or exercisable, and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock subject to such Option. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee or subcommittee thereof) shall take such further action as may be necessary or appropriate for the cancellation of the Options and payment of the Cash Payment. The Option Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively, with the Option Plans, referred to as the "Stock Plans") shall be terminated by the Company effective as of the Effective Time. The Company will take all steps to ensure that neither the Company nor any of its subsidiaries is or will be bound by any Options or other options, warrants, rights or agreements which would entitle any Person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company will use its best efforts to obtain all necessary consents to ensure that as of the Effective Time, the only rights of the holders of Options in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

         2.7 ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION. Subject to
Section 4.11(a), the articles of incorporation of Sub in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

         2.8 BY-LAWS OF THE SURVIVING CORPORATION. Subject to Section 4.11(a), the by-laws of Sub in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation after the consummation of the Merger until amended in accordance with applicable law.

         2.9 DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, the directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until their successors are duly elected or appointed and qualified in accordance with applicable law. At the Effective Time, the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until their successors are duly elected or appointed and qualified in accordance with applicable law.

         2.10 CLOSING. The closing of the Merger (the "Closing") shall take place at the offices of Thompson Hine & Flory LLP, Cleveland, Ohio, as soon as practicable after the last of the conditions set forth in Article V hereof is fulfilled or waived (subject to applicable law) but in no event later than the fifth business day thereafter, or at such other time and place and on such other date as Parent and the Company shall mutually agree (the "Closing Date").



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                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES


         3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Sub as follows:

             (a) DUE ORGANIZATION, GOOD STANDING AND CORPORATE POWER. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each such corporation has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing is not reasonably likely to have a material adverse effect on the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects (the "Condition") of the Company and its subsidiaries taken as a whole. The Company has made available to Parent and Sub complete and correct copies of the Articles of Incorporation and By-Laws of the Company and its subsidiaries, in each case as amended to the date of this Agreement.

             (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The Company has the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of the transactions contemplated hereby, have been duly authorized and approved by its Board of Directors and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement and the Merger by the holders of at least 70% of the shares of Common Stock). This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

             (c) CAPITALIZATION.

                 (i) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock. As of the date of this Agreement, 15,594,687 shares of Common Stock are issued and outstanding and 301,242 shares of Common Stock are reserved for issuance pursuant to outstanding Options granted under the Stock Plans. All issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable,



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         and are not subject to, nor were they issued in violation of, any preemptive rights. Except as set forth in this Section 3.1(c) or on
         Schedule 3.1(c) (i) of the disclosure letter to this Agreement (the "Disclosure Letter"), (i) there are no shares of capital stock of the Company authorized, issued or outstanding and (ii) there are not as of the date hereof, and at the Effective Time there will not be, any outstanding or authorized options, warrants, rights, subscriptions claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Common Stock or any other shares of capital stock of the Company, pursuant to which the Company is or may become obligated to issue shares of Common Stock, any other shares of its capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness with respect to which the holders thereof have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company or any of it subsidiaries on any matter ("Voting Debt"). As of the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of Common Stock of the Surviving Corporation pursuant to any Employee Plan (as hereinafter defined) or otherwise. Schedule 3.1(c)(i) of the Disclosure Letter lists, as of the date of this Agreement, the number of shares of Common Stock subject to, and the exercise price of, each outstanding Option. The Company has made available to Parent and Sub complete and correct copies of the Stock Plans and the forms of option agreement used with respect to each Option Plan.

                 (ii) Schedule 3.1 (c) (ii) of the Disclosure Letter lists all of the Company's subsidiaries. All of the outstanding shares of capital stock of each of the Company's subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by the Company, free and clear of all liens, claims, security interests, charges, encumbrances, options or claims whatsoever ("Encumbrances"). No shares of capital stock of any of the Company's subsidiaries are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital stock of any subsidiary of the Company, pursuant to which such subsidiary is or may become obligated to issue any shares of capital stock of such subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of such subsidiary. Except for the subsidiaries listed on Schedule 3.1(c)(ii) of the Disclosure Letter, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person or have any direct or indirect equity or ownership interest in any Person and neither the Company nor any of its subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in any Person. The Company's subsidiaries have no Voting Debt.

             (d) CONSENTS AND APPROVALS; NO VIOLATIONS. Except as disclosed in
Schedule 3.1(d) of the Disclosure Letter and assuming (i) the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy/Information Statement and the Offer are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the VSCA, is made and (iv) approval of this Agreement and the Merger by the holders of at least 70% of the outstanding shares of Common Stock is obtained, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not: (1) violate any provision of the articles of incorporation or by-laws of the Company or any of its subsidiaries, each as amended; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which it or any of their respective properties or assets may be bound except, in the case of clauses (2), (3) and
(4) above, for any such filing, permit, consent, approval or violation, which is not reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries, taken as a whole, and is not reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

             (e) COMPANY REPORTS AND FINANCIAL STATEMENTS.

                 (i) Since January 1, 1998, the Company has filed all material forms, reports, statements and other documents required to be filed by it with the Commission, including without limitation (a) all Annual Reports on Form 10-K, (b) all Quarterly Reports on Form 10-Q, (c) all proxy statements relating to meetings of stockholders (whether annual or special), (d) all Current Reports on Form 8-K and (e) all other reports, schedules, registration statements and other documents required to be filed with the Commission. All of the documents filed by the Company with the Commission during such period, including all exhibits contained or incorporated by reference in such documents, are collectively referred to as the "Commission Filings." The Commission Filings, as amended to date, (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all Commission Filings.

                 (ii) Each of the consolidated balance sheets of the Company and its consolidated subsidiaries as of the end of the fiscal years ended December 31, 1998 and 1997 and the consolidated statements of operations, consolidated statement of stockholders' equity and consolidated statements of cash flows for the fiscal years ended December 31, 1998 and 1997 included in the Commission Filings, were prepared in accordance with generally accepted accounting principles (as in effect when prepared) applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of operations and changes in financial position for the periods then ended.

             (f) ABSENCE OF CERTAIN CHANGES.

                 (i) Except as previously disclosed in the Commission Filings or as otherwise disclosed in Schedule 3.1(f) or Schedule 3.1(k) of the Disclosure Letter or as otherwise contemplated by this Agreement, since December 31, 1998 (i) there has not been any material adverse change in the Condition of the Company and its subsidiaries taken as a whole;
         (ii) the businesses of the Company and each of its subsidiaries have been conducted only in the ordinary course, the Company and its subsidiaries have not engaged in any material transaction or entered into any material agreement outside of the ordinary course of business and, to the knowledge of the Company, neither the Company nor any of its subsidiaries has incurred any material liabilities (direct, contingent or otherwise) ; (iii) there has been no declaration, setting aside or payment of any dividend or other distribution with respect to the Common Stock or any other capital stock of the Company (except for regular quarterly dividends) or any repurchase, redemption or other acquisition by the Company of any shares of Common Stock or other capital stock of the Company; (iv) there has not been any material amendment of any term of any outstanding security of the Company; and
         (v) there has not been any change in any method of accounting or accounting practice by the Company, except for any such change required because of a concurrent change in generally accepted accounting principles.

                           (ii) Furthermore, except as disclosed in Schedule 3.1(f) of the Disclosure Letter, since December 31, 1998, there has not been any (a) grant of any severance or termination pay or stay-in-place bonus to any director or officer of the Company or any of its subsidiaries, (b) entering into of any employment, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director or officer of the Company or any of its subsidiaries, (c) increase in benefits payable under any existing severance or termination pay or stay-in-place bonus policies or agreements with any director or officer of the Company or any of its subsidiaries, except as provided under any Employee Plan, contract, agreement or arrangement, or (d) increase in compensation, bonus or other benefits payable to any director or officer of the Company or any of its subsidiaries, except for normal annual adjustments that are not unusual in nature or amount or except as provided under any Employee Plan, contract, agreement or arrangement listed in the Disclosure Letter.

             (g) PERMITS; COMPLIANCE. Except as is disclosed in Schedule 3.1(g) of the Disclosure Letter, the Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business in substantially the manner as now being conducted, other than those of which the failure of the Company to be in possession is not reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Except as set forth in Schedule 3.1(g) of the Disclosure Letter, the Company is not in conflict with, or in default or violation of, (a) any federal, state or foreign law applicable to the Company or by which any of its properties are bound or subject or (b) any of the Company Permits, other than conflicts, defaults or violations that are not reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Except as set forth in Schedule 3.1(g) of the Disclosure Letter, since January 1, 1999, the Company has not received any notification with respect to possible material conflicts, defaults or violations of any federal, state, local or foreign law applicable to the Company or by which any of its properties are bound or subject that have not been cured without any further material liability or obligation.

             (h) LITIGATION. Except as disclosed in the Commission Filings or in
Schedule 3.1(h) of the Disclosure Letter, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or any of its subsidiaries, or any of their properties or rights which, individually or in the aggregate, is reasonably likely to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. Except as disclosed in the Commission Filings or in Schedule 3.1(h) of the Disclosure Letter, neither the Company nor any of its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding which could have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or on the ability of the Company or any subsidiary to conduct its business as presently conducted or are reasonably likely to prevent or delay consummation of the Offer or the Merger.

             (i) EMPLOYEE BENEFIT PLANS.

                 (i) Schedule 3.1(i) of the Disclosure Letter lists all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), including, without limitation, all retirement, savings and other pension plans, all health, severance, insurance, disability and other employee welfare plans and all incentive, vacation, accrued leave, sick pay, sick leave and other similar plans, all bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, deferred compensation, supplemental retirement, unemployment benefit, severance and other employee benefit plans, programs or arrangements (whether or not insured) and all material employment, termination, severance, stay-in-place bonus or compensation agreements, in each case for the benefit of, or relating to current or former employees or current or former directors of the Company, whether or not in writing or exempt from the provisions of ERISA, that the Company or any of its subsidiaries maintain, contribute to or are otherwise a party to ("Employee Plans"). For purposes of all of the representations contained in this Section 3.1 (i), the term "subsidiaries" shall include all employers (whether or not incorporated) that are by reason of common control treated together with the Company or any of its subsidiaries as a single employer within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code").

                 (ii) All Employee Plans have been maintained and operated in all material respects in compliance with their terms and the requirements prescribed by all applicable statutes, orders or governmental rules or regulations with respect thereto, and the Company and its subsidiaries have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, any of the Employee Plans.

                 (iii) Except as set forth in Schedule 3.1(i) of the Disclosure Letter, each Employee Plan intended to be qualified under Section 401(a) of the Code has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to so qualify, and each trust created thereunder has heretofore been determined by the Internal Revenue Service to be exempt from tax under the provisions of Section 501(a) of the Code and, to the best knowledge of the Company and its subsidiaries, nothing has occurred since the date of the most recent determination that would be reasonably likely to cause any such Employee Plan or trust to fail to qualify under
         Section 401(a) or 501(a) of the Code.

                 (iv) Neither the Company nor any of its subsidiaries have incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") under Section 4001 ET SEQ. of ERISA, and no condition exists that could reasonably be expected to result in the Company or any of its subsidiaries incurring material liability under Title IV of ERISA, either singly or as a member of any trade or business, whether or not incorporated, under common control of or affiliated with the Company, within the meaning of Section 414(b), (c),
         (m) or (o) of the Code. All premiums payable to the PBGC have been paid when due.

                 (v) The Company has made available to Parent copies of all material documents in connection with each Employee Plan including, without limitation (where applicable), (a) all Employee Plans as in effect on the date hereof, together with all amendments thereto; (b) all current summary plan descriptions, if applicable; (c) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (d) the most recent Internal Revenue Service determination letter, if applicable; (e) annual reports required to be filed within the last year pursuant to ERISA or the Code with respect to the Employee Plans; and (f) the most recently prepared financial statements.

                 (vi) Neither the Company nor any of its subsidiaries has engaged in any non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Employee Plan that would subject any of them to a material tax, penalty or liability under ERISA or the Code.

                 (vii) Full payment has been made of all amounts which the Company or any of its subsidiaries is required, under applicable law or under any Employee Plan, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Plan ended prior to the date hereof and as of the date hereof.

                 (viii) There are no actions, suits or claims pending, or to the best knowledge of the Company, threatened or anticipated (other than routine claims for benefits) with respect to any Employee Plan.

                 (ix) Except as set forth on Schedule 3.1(i) of the Disclosure Letter, no Employee Plan provides for the payment of severance or any other benefits upon the termination of an employee's employment.

             (j) TAXES. The Company has filed or caused to be filed, within the times and in the manner prescribed by law, all United Stated federal, state, local and foreign tax returns and tax reports ("Tax Returns") which are required to be filed by, or with respect to, and are material to, the Company or any of its subsidiaries. Such Tax Returns reflect accurately all material liability for taxes of the Company and its subsidiaries for the periods covered thereby. All material federal, state, local and foreign income, profits, franchise, sales, use, occupancy and excise taxes and other material taxes, assessments, duties, fees, levies, imports or other governmental charges (including any interest and penalties thereon) ("Taxes") payable by, or due from, the Company or any of its subsidiaries have been fully paid or adequately disclosed and fully provided for on the financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles. No audit or other examination, pending or, to the best knowledge of the Company, threatened litigation or appeal of any Tax Return or Tax liability of the Company or any of its subsidiaries is currently in progress (or to the best knowledge of the Company scheduled to be conducted as of the date hereof). There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its subsidiaries. Except as provided in
Schedule 3.1(j) of
the Disclosure Letter, neither the Company nor any of its subsidiaries has been included in any "consolidated", "unitary" or "combined" Tax Return provided for under the laws of the United States, any foreign jurisdiction or any state or locality for any taxable period for which the statute of limitations has not expired. All material Taxes which the Company or any of its subsidiaries were required by law to withhold in connection with amounts paid or owing to any employee or independent contractor have been timely paid over to the proper authorities to the extent due and payable. Except as provided in Schedule 3.1(j) of the Disclosure Letter, there are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or affiliate thereof and any other party (including any of their predecessors or affiliates) under which the Company or any of the Company's subsidiaries are liable or could be liable for any Taxes or other claims of any party.

             (k) LIABILITIES. Except as set forth in the Commission Filings or as disclosed in Schedule 3.1(k) of the Disclosure Letter or as otherwise contemplated by this Agreement, neither the Company nor any of its subsidiaries has any material outstanding claims, liabilities or indebtedness, contingent or otherwise, that would be required to be disclosed in the Company's consolidated financial statements prepared in accordance with generally accepted accounting principles applied on a consistent basis, other than liabilities incurred subsequent to December 31, 1998 in the ordinary course of business. Neither the Company nor any of its subsidiaries is in default in respect of the material terms and conditions of any indebtedness or other agreement.

             (l) BROKER'S OR FINDER'S FEE. Except for Bowles Hollowell Conner (whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm, a true and correct copy of which has been provided to Parent), no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

             (m) ENVIRONMENTAL LAWS AND REGULATIONS. Except as disclosed in the Commission Filings or in Schedule 3.1(m) of the Disclosure Letter or as would not, individually or in the aggregate, have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole, (i) the Company and its subsidiaries are in compliance with all Environmental Laws; (ii) Hazardous Substances requiring remediation under any Environmental Law have not been released or disposed of on any real property owned or operated by the Company or any subsidiary of the Company; (iii) the Company and its subsidiaries are not subject to liability for any notice of off-site disposal or contamination; (iv) the Company and its subsidiaries have not received notice of any Environmental Claims under any Environmental Law; and (v) there are no facts, conditions, occurrences or circumstances regarding the Company, its subsidiaries or any property owned or operated by the Company or its subsidiaries that could reasonably be expected (a) to form the basis of any Environmental Claim against the Company, its subsidiaries or any property owned or operated by the Company or its subsidiaries, or (b) to cause such property to be subject to any restrictions on the ownership, use, or transferability of any such property under any Environmental Law. "Environmental Law" means any applicable law, regulation, order or decree relating to Hazardous Substances or the protection of human health or the environment. "Hazardous Substance" means any hazardous or toxic material, substance, waste, pollutant or contaminant as defined under any Environmental Law, in any concentration, including, without limitation, any petroleum or petroleum products, friable asbestos or polychlorinated biphenyls. "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demand letters, claims, liens, notices of noncompliance or violation of, investigations or proceedings relating in any way to any Environmental Law (hereinafter "claims"), including without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, clean-up, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health, safety or the environment.

             (n) STATE TAKEOVER STATUTES; NO STOCKHOLDER RIGHTS PLAN. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the Share Tender Agreements and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Share Tender Agreements the provisions of Articles 14 and 14.1 of the VSCA. The Company does not have a stockholder rights plan or "poison pill," but the Company's Amended and Restated Articles of Incorporation, as amended, contain a provision (which the Company does not believe constitutes such a plan or "poison pill") requiring a super-majority stockholder vote to approve certain matters such as the Merger.

             (o) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bowles Hollowell Conner to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, subject to the usual and customary assumptions and qualifications contained in such opinion, and a complete and correct signed copy of such opinion has been, or promptly upon receipt thereof will be, delivered to Parent.

             (p) MATERIAL CONTRACTS. Except as set forth in Schedule 3.1(p) of the Disclosure Letter or as disclosed in the Commission Filings, neither the Company nor any of its subsidiaries is a party to, or is bound by (a) any material agreement, indenture or other instrument relating to the borrowing of money by the Company or any of its subsidiaries or the guarantee by the Company or any of its subsidiaries of any such obligation relating to the borrowing of money or (b) any other contract or agreement or amendment thereto that (i) should be or should have been filed as an exhibit to a Form 10-K filed by the Company with the Commission or (ii) places any material restrictions on the right of the Company or any of its subsidiaries to engage in any material business activity currently conducted (collectively, the "Company Contracts"). Neither the Company nor any of its subsidiaries is in material default under any of the Company Contracts, and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default under any of the Company Contracts.

             (q) LABOR. Except as set forth on Schedule 3.1(q) of the Disclosure Letter, the Company is not a party to or bound by any collective bargaining agreement respecting its employees, nor, to the knowledge of the Company, is there existing or contemplated any threat of any strike, organized walkout or other organized work stoppage or labor organizational effort by any employees of the Company.

             (r) VOTE REQUIRED. The only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger is the affirmative vote of the holders of at least 70% of the outstanding shares of Common Stock. There is no vote of the holders of any class or series of capital stock of the Company necessary in order for Sub to commence and consummate the Offer.

             (s) REAL AND PERSONAL PROPERTY.

                 (i) Schedule 3.1(s) of the Disclosure Letter lists all material real property owned (the "Owned Real Property") or leased (the "Leased Real Property") by the Company or any of its subsidiaries. Except as set forth on Schedule 3.1(s) of the Disclosure Letter, the Company has
         (i) good and valid title to all of the Owned Real Property, (ii) good and valid title to all of the tangible personal property recorded as an asset in the consolidated financial statements of the Company as of December 31, 1998, and not disposed of since that date in the ordinary course of business, and (iii) a valid and existing leasehold interest in all of the Leased Real Property, that, in the case of each of clauses (i), (ii) and (iii) above, is free and clear of any Encumbrance other than Permitted Encumbrances. For purposes of this Section 3.1(s), "Permitted Encumbrances" means all (A) Encumbrances that do not materially interfere with the use of, or materially diminish the value of, the property subject thereto, (B) liens for taxes not yet due and payable, (C) such Encumbrances as are shown in title policies or surveys made available to Parent or Sub and (D) capital lease obligations entered into in the ordinary course of business.

                 (ii) Except as set forth on Schedule 3.1(s) of Disclosure Letter, the Owned Real Property and the Leased Real Property are, considering the age of such property, in reasonably good condition, normal wear and tear excepted, and are suitable in all material respects for their present purposes. Except as set forth on Schedule 3.1(s) of the Disclosure Letter, to the knowledge of the Company, none of the buildings or improvements owned or leased by the Company or any of it subsidiaries is subject to any material structural defect. The primary business operations currently conducted on the owned Real Property and the Leased Real Property are not in violation of applicable zoning laws and regulations, except for violations that could not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. To the knowledge of the Company, the buildings and other structures located on the Owned Real Property do not encroach on the real property of any other Person, and, to the knowledge of the Company, no building or structure of any other Person encroaches on any of the Owned Real Property, except for encroachments that could not have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole. The buildings and structures on the Owned Real Property have direct vehicular access (or indirect vehicular access through valid and enforceable easements) to public roads and all appropriate utilities necessary for the conduct of the business thereon as it is presently conducted. The Company has made available to Parent all owner's policies of title insurance as to Owned Real Property, lessee's policies of title insurance as to Leased Real Property, and related surveys that are in its possession.

             (t) INTELLECTUAL PROPERTY RIGHTS.

                 (i) Schedule 3.1(t) of the Disclosure Letter lists each of the following items: (i) material patents and applications therefor, registrations of material trademarks (including service marks) and applications therefor, and registration of material copyrights and applications therefor that are owned by the Company or any of its subsidiaries, (ii) unexpired material licenses relating to Intellectual Property Rights that have been granted to or by the Company or any of its subsidiaries, and (iii) all other material agreements of the Company or any of its subsidiaries relating to Intellectual Property Rights. As used in this Agreement, the term "Intellectual Property Rights" includes patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, and proprietary trade names, publication rights, computer programs (including source codes and object codes), inventions, know how, trade secrets, technology, processes and formulae.

                 (ii) Except as set forth in Section 3.1(t) of the Disclosure Letter, the Company and its subsidiaries own or have the right to use all of the material Intellectual Property Rights that are used in the conduct of the business of the Company or its subsidiaries. Except as set forth in Schedule 3.1(t) of the Disclosure Letter and to the knowledge of the Company, such ownership and right to use are free and clear of all Encumbrances and claims or rights to use of third parties. The Company has no knowledge of any material allegations or claims that any product or process manufactured, used, sold or under development by or for the Company or its subsidiaries infringes on the Intellectual Property Rights of any third party. Neither the Company nor any of its subsidiaries has knowledge of any material challenge to the validity, ownership or right to use or license by the Company of any of the Intellectual Property Rights owned, used or licensed by the Company.

             (u) INSURANCE. Schedule 3.1(u) of the Disclosure Letter lists, and the Company has made available to Parent for review, current and complete copies of, all insurance policies, binders and surety and fidelity bonds relating to the Company and its subsidiaries (including, without limitation, all policies or binders of casualty, general liability and workers' compensation insurance, but excluding the owner's and lessee's policies of title insurance referred to in
Section 3.1(s)), all of which are currently in full force and effect. To the knowledge of the Company, all premiums and other amounts due and payable under each such policy, binder and bond have been timely paid. To the knowledge of the Company, neither the Company nor any of its subsidiaries is in default with respect to any material provision contained in any such policy, binder or bond and has not failed to give any notice of or present any material claim thereunder as required under the terms of the policy. Except for claims set forth on Schedule 3.1(u) of the Disclosure Letter, there are no material outstanding unpaid claims under any such policy, binder or bond, and neither the Company nor any of its subsidiaries has received any written notice of cancellation or non-renewal of any such policy, binder or bond. Except as set forth on Schedule 3.1(u) of the Disclosure Letter, neither the Company nor any of its subsidiaries has received any written notice from any of its insurance carriers that any insurance premiums paid by it will be materially increased in the future as a result of the claims experience of the Company or such subsidiary.

             (v) INVENTORY. Since December 31, 1998, the inventory of the Company and its subsidiaries has been maintained in the ordinary course of business and consistent with the past practices of the Company and its subsidiaries.

             (w) COMPUTER SOFTWARE AND DATABASES. The Company owns or has the right to use pursuant to valid and existing licenses all of the material computer software and databases necessary for the conduct of its business as presently conducted ("Computer Software and Databases"). The Company has undertaken a program to determine that the Computer Software and Databases, and all computer hardware used by the Company and its subsidiaries, will process dates correctly prior to, during, and after the calendar year 2000, including but not limited to century recognition and calculations that accommodate same century and multi-century formulas, date values, and interface values and that reflect century changes ("Year 2000 Compliant"). The Company believes that it has taken reasonable steps to determine that its vendors, customers and other Persons with whom it does a material amount of business are Year 2000 Compliant.

         3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Each of Parent and Sub represents and warrants to the Company as follows:

             (a) DUE ORGANIZATION; GOOD STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which each is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the Condition of Parent and its subsidiaries taken as a whole. Parent has delivered to the Company complete and correct copies of its certificate of incorporation and by-laws and the articles of incorporation and by-laws of Sub, in each case as amended, to the date of this Agreement.

             (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Sub, and the consummation by each of them of the transactions contemplated hereby, have been duly authorized by the Boards of Directors of Parent and Sub. No other corporate action on the part of either of Parent or Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the sole stockholder of Sub, if required by the VSCA). This Agreement has been duly executed and delivered by each of Parent and Sub and is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

             (c) CONSENTS AND APPROVALS; NO VIOLATIONS. Assuming (i) the filings required under the HSR Act are made and the waiting period thereunder has been terminated or has expired, (ii) the requirements of the Exchange Act relating to the Proxy/Information Statement and the Offer are met, (iii) the filing of the Articles of Merger and other appropriate merger documents, if any, as required by the laws of the VSCA is made and (iv) approval of the Merger by the sole stockholder of Sub if required by the VSCA is received, the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby will not: (1) violate any provision of the articles of incorporation or by-laws of Parent or Sub, each as amended;
(2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to Parent or Sub or by which any of their respective properties or assets may be bound; (3) require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental or regulatory body, agency or authority; or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Parent, Sub or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Parent or Sub or any of their subsidiaries is a party, or by which they or their respective properties or assets may be bound except in the case of clauses (2), (3) and (4) above for any such filing, permit, consent, approval or violation, which is not reasonably likely to have a material adverse effect on the Condition of the Parent and Sub, taken as a whole, and is not reasonably likely to prevent or materially delay consummation of the transactions contemplated by this Agreement.

             (d) BROKER'S OR FINDER'S FEE. No agent, broker, Person or firm acting on behalf of Parent or Sub is, or will be, entitled to any broker's or finder's fees or similar fee or commission from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

             (e) FINANCING. Parent has sufficient funds available to purchase on a fully diluted basis all the outstanding shares of Common Stock pursuant to the Offer and the Merger and to pay all fees and expenses related to the transactions contemplated by this Agreement.

             (f) COMMON STOCK OWNERSHIP. As of the date hereof, none of Parent or its subsidiaries beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) any shares of Common Stock.

             (g) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.


                                   ARTICLE IV
                       TRANSACTIONS PRIOR TO CLOSING DATE

         4.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS. During the period commencing on the date hereof and ending on the Closing Date, the Company shall, and shall cause each of its subsidiaries to, upon reasonable notice, afford Parent and Sub, and their respective counsel, accountants, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records of the Company and its subsidiaries in order that they may have the opportunity to make such investigations as they shall reasonably request of the affairs of the Company and its subsidiaries. The Company shall furnish as promptly as reasonably practicable to Parent (a) a copy of each report, schedule, registration statement and other document filed by it or its subsidiaries during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its or its subsidiaries' business, properties and personnel as Parent and Sub may reasonably request.

         4.2 CONFIDENTIALITY. Information obtained by Parent and Sub pursuant to
Section 4.1 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Parent dated December 16, 1998 (the "Parent Confidentiality Agreement").

         4.3 CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING DATE. The Company agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or otherwise consented to or approved in writing in advance by Parent, during the period commencing on the date hereof and ending on the Closing Date:

             (a) The Company and each of its subsidiaries will conduct their respective operations only according to their ordinary and usual course of business consistent with past practice and will use their reasonable best efforts to preserve intact their respective business organizations, keep available the services of their officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them;

             (b) Neither the Company nor any of its subsidiaries shall (i) make any change in or amendment to its articles of incorporation or by-laws (or comparable governing documents); (ii) issue or sell any shares of its capital stock (other than in connection with the exercise of Options outstanding on the date hereof) or any of its other securities, or issue any securities convertible into, or options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of, any shares of its capital stock or any of its other securities, or make any other changes in its capital structure; (iii) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (iv) except for regular quarterly dividends, declare, pay, set aside or make any dividend or other distribution or payment with respect to, or split, combine, redeem or reclassify, any shares of its capital stock; (v) enter into any contract or commitment with respect to capital expenditures in excess of $1,000,000 or enter into any other material contract except contracts in the ordinary course of business, it being understood that the Company shall be permitted to make all capital expenditures contemplated in its 1999 capital expenditure budget, (vi) release or relinquish any material contract rights other than in the ordinary course of business;
(vii) adopt, enter into or amend in any material respect any Employee Plan or non-employee benefit plan or program, employment agreement, severance agreement, stay-in-place bonus agreement, license agreement or retirement agreement, or, except in the ordinary course of business and consistent with past practice or except as required under any Employee Plan, contract, agreement or arrangement listed on Schedule 3.1(i) of the Disclosure Letter, pay or commit to pay any bonus or contingent or other extraordinary compensation to any employee or director or increase in any manner the compensation or fringe benefits payable to any employee or director; (viii) merge, consolidate or enter into a share exchange with any other Person, acquire a material amount of capital stock or assets of any other Person, or sell, lease, license, mortgage, pledge or otherwise dispose of a material amount of assets to any other Person, except for the purchase or sale of inventory in the ordinary course of business consistent, in all material respects, with past practice; (ix) other than in the ordinary course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any assets or incur or modify any indebtedness or other liability or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for the obligations of any Person; (x) agree to the settlement of any material claim or litigation; (xi) make any material tax election or settle or comprise any material tax liability; (xii) make any material change in its method of accounting or (xiii) agree, in writing or otherwise, to take any of the foregoing actions; and

             (c) The Company shall not, and shall not permit any of its subsidiaries to, (i) take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in Section 3.1 hereof to be untrue as of the Closing Date or (ii) purchase or acquire, or offer to purchase or acquire, any shares of capital stock of the Company.

         4.4 PROXY/INFORMATION STATEMENT. If stockholder approval of the Merger is required by law or the Company's Amended and Restated Articles of Incorporation (as amended), as promptly as practicable, the Company will prepare and file a preliminary Proxy/Information Statement with the Commission and will use its best efforts to respond to the comments of the Commission in connection therewith and to furnish all information required to prepare the definitive Proxy/Information Statement (including, without limitation, financial statements and supporting schedules and certificates and reports of independent public accountants). Promptly after the expiration or termination of the Offer, if required by the VSCA or the Company's Amended and Restated Articles of Incorporation (as amended) in order to consummate the Merger, the Company will cause the definitive Proxy/Information Statement to be mailed to the stockholders of the Company and, if necessary, after the definitive Proxy/Information Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material and, if required in connection therewith, resolicit proxies. The Company will not use any proxy materials in connection with the meeting of its stockholders without Parent's prior approval, which approval shall not be unreasonably withheld. The Proxy/Information Statement will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the Commission and on the date first sent to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent and Sub for inclusion in the Proxy/Information Statement.

         4.5 STOCKHOLDER APPROVAL. Promptly after the expiration or termination of the Offer, if required by the VSCA or the Company's Amended and Restated Articles of Incorporation (as amended) in order to consummate the Merger, the Company, acting through its Board of Directors shall, in accordance with applicable law, call a special meeting of the holders of Common Stock for the purpose of voting upon this Agreement and the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such special meeting. The Company shall use its reasonable efforts to solicit from its stockholders proxies, and shall take all other action necessary and advisable, to secure the vote of stockholders required by applicable law or the Company's Amended and Restated Articles of Incorporation (as amended) to obtain the approval for this Agreement. Subject to Section 4.7 of this Agreement, the Company agrees that it will include in this Proxy/Information Statement the recommendation of its Board of Directors that holders of Common Stock approve and adopt this Agreement and approve the Merger. Parent will cause all shares of Common Stock owned by Parent and its subsidiaries to be voted in favor of the Merger.

         4.6 REASONABLE BEST EFFORTS. Subject to the terms and conditions provided herein, each of the Company, Parent and Sub shall, and the Company shall cause each of its subsidiaries to, cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Offer and the Merger. The Company, Parent and Sub shall use their reasonable efforts to consummate the Merger as promptly as practicable after the Offer Closing.

         4.7 NO SOLICITATION OF OTHER OFFERS. (a) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with Article VI, neither the Company nor any of its subsidiaries, shall, directly or indirectly, take (and the Company shall not authorize or permit its or its subsidiaries' officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates, to so take) any action to (i) solicit, initiate, encourage or take any other action to facilitate the submission of any Acquisition Proposal, or (ii) participate in any way in discussions or negotiations with, or, furnish any information (whether public or nonpublic), to any Person (other than Parent or Sub) in connection with an Acquisition Proposal; PROVIDED, HOWEVER, that the Company may take any action described in clause (ii) above, if (A) such action is taken in connection with an unsolicited Acquisition Proposal, (B) the Board of Directors believes in its good faith judgment (based on the advice of its financial and legal advisors) that failing to take such action would constitute a breach of its fiduciary duties and (C) in the case of the disclosure of nonpublic information relating to the Company in connection with an Acquisition Proposal, the disclosure of such information is covered by a confidentiality agreement that provides substantially the same protection to the Company as is afforded by the Parent Confidentiality Agreement.

             In addition, neither the Board of Directors of the Company nor any committee thereof shall withdraw or modify in a manner adverse to Parent or Sub the approval and recommendation of the Offer and this Agreement or approve or recommend any Acquisition Proposal, provided that the Board of Directors (or a committee thereof) may, prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, recommend to its stockholders an unsolicited Acquisition Proposal and in connection therewith withdraw or modify its approval or recommendation of the Offer or the Merger if (i) the Board of Directors of the Company has determined in its good faith judgment (based on the advice of its financial and legal advisors) that the unsolicited Acquisition Proposal is a Superior Proposal, and (ii) simultaneously with such withdrawal, modification or recommendation, the Company terminates this Agreement in accordance with Section 6.1(e) and pays to Parent the break-up fee in accordance with Section 6.3. Any actions permitted under, and taken in compliance with, this Section 4.7 shall not be deemed a breach of any other covenant or agreement of such party contained in this Agreement. It is understood and agreed that for all purposes of this Section 4.7 any actions taken by the Company or its subsidiaries or their officers, directors, employees, representatives, consultants, investment bankers, attorneys, accountants or other agents or affiliates prior to the date hereof in soliciting, encouraging, initiating, facilitating or participating in any discussions relating to any Acquisition Proposal shall not be construed to render an Acquisition Proposal received after the date hereof a solicited Acquisition Proposal.

             The Company will promptly notify Parent orally and in writing of any Acquisition Proposal or any inquiries with respect thereto. Any such written notification will include the identity of the Person making such inquiry or Acquisition Proposal and a description of the material terms of such Acquisition Proposal (or the nature of the inquiry) and will indicate whether the Company is providing or intends to provide the Person making the Acquisition Proposal with access to nonpublic information relating to the Company or any of its subsidiaries. The Company will, to the extent reasonably practicable, also promptly inform Parent of any material change in the details (including amendments or proposed amendments) of any such request or Acquisition Proposal. In the event that the Board of Directors of the Company determines that an Acquisition Proposal is a Superior Proposal and desires to terminate this Agreement pursuant to Section 6.1(e), it will give Parent written notice of its intention to terminate this Agreement no later than three business days in advance of any date that it intends to terminate this Agreement. During that three business day period, Parent will have the right, by giving written notice to the Company, to match the terms of such Superior Proposal. If Parent notifies the Company within such three business day period that it agrees to match the terms of the Superior Proposal, the Company will forthwith cease any discussion with the Person making the Superior Proposal, and Parent and the Company will promptly incorporate the terms of the Superior Proposal in this Agreement. Except for such amendments, the provisions of this Agreement (including the provisions of this Section 4.7) will remain in full force and effect.

             "Acquisition Proposal" shall mean any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a substantial amount of assets of the Company or any of its subsidiaries (other than investors in the ordinary course of business) or of over 20% of any class of equity securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Person beneficially owning more than 20% of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company and taken as a whole its subsidiaries other than the transactions contemplated by this Agreement. "Superior Proposal" shall mean a bona fide Acquisition Proposal on terms which a majority of the members of the Board of Directors of the Company determines in its good faith judgment (based on the advice of its financial and legal advisors) to be more favorable to the Company and its stockholders than the transactions contemplated hereby.

             (b) Immediately following the purchase of shares of Common Stock pursuant to the Offer, the Company will request each Person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof other than Parent to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

             (c) Nothing contained in this Section 4.7 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders if, in the opinion of the Board of Directors of the Company, after consultation with counsel, failure to so disclose would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law; PROVIDED that the Company does not, except as permitted by this Section 4.7, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal.

         4.8 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent of: (a) any notice of, or other communication relating to, a material default or event that, with notice or lapse of time or both, would become a material default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Closing Date, under any material contract to which the Company or any of its subsidiaries is a party or is subject; (b) any material notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; (c) any action, suit, claim or proceeding commenced against or, to the knowledge of the Company, any material threat of an action, suit, claim or proceeding made against, or any pending investigation of the Company that, if pending on the date of this Agreement, would have been required to be disclosed in Schedule 3.1(h) of the Disclosure Letter or that relates to the transactions contemplated by this Agreement; and (d) any material adverse change in the Condition of the Company and its subsidiaries taken as a whole or the occurrence of any event which is reasonably likely to result in any such change. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

         4.9 HSR ACT. The Company and Parent shall, within five business days from the date of this Agreement, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use their best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

         4.10 EMPLOYEE BENEFITS. Parent agrees that, during the period commencing at the Effective Time and ending on the second anniversary thereof, the employees (and former employees) of the Company and its subsidiaries will continue to be provided with employee benefits and benefit plans no less favorable than those in the aggregate provided by the Company and its subsidiaries as of the Effective Time. Parent will, and will cause the Surviving Corporation to, honor employee (or former employee) benefit obligations and contractual rights existing as of the Effective Time and all employment, incentive and deferred compensation or severance agreements, plans or policies adopted by the Board of Directors of the Company (or any committee or subcommittee thereof) prior to the date hereof in accordance with their terms, in each case to the extent disclosed in the Disclosure Letter. Parent will provide employees of the Company and its subsidiaries with credit for service with the Company or any of its subsidiaries or predecessors prior to the Effective Time for purposes of determining eligibility to participate vesting, benefits and benefit accrual under any employee benefit plans of Parent or its subsidiaries. Employees of the Company and its subsidiaries shall not be subject to pre-existing condition limitations, proof of insurability requirements, or any similar conditions or requirements under health benefit plans maintained by Parent or its subsidiaries that would delay commencement of an employee's participation in or limit an employee's level of coverage under, any of the health benefit plans of Parent or its subsidiaries. Subject to the action taken by the Board of Directors with respect to the Salary Continuation Agreements Trust as set forth in Section 1.1.(c) and from and after the Effective Time, the Surviving Corporation shall assume and fully discharge, and Parent shall guarantee the performance of, all obligations of the Company (and the Surviving Corporation) under the salary continuation agreements listed on Appendix A of the Salary Continuation Agreements Trust or on Schedule 3.1(i) of the Disclosure Letter (the "Salary Continuation Agreements"). The Company, Parent and its subsidiaries (including the Surviving Corporation) shall not amend or terminate any of the Salary Continuation Agreements at any time, shall continue to make sufficient cash deposits into the Salary Continuation Agreements Trust to permit the trustee to pay all premiums required to be paid pursuant to life insurance contracts held in the Salary Continuation Agreements Trust and shall not directly or indirectly take any action that would in any way diminish or reduce the cash surrender value of such life insurance contracts (including, but not limited to, borrowing against the cash surrender value of the life insurance contracts).

         4.11 DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION. (a) The articles of incorporation and the by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Amended and Restated Articles of Incorporation (as amended) and By-Laws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

              (b) For six years from the Effective Time, Parent shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering those persons who are currently covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy (a copy of which has been heretofore delivered to Parent) (the "Indemnified Parties"); PROVIDED, HOWEVER, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by the Company for such insurance which the Company represents to be $107,000 for the twelve month period ending December 31, 1999; and, PROVIDED, FURTHER, that if the annual premiums of such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount and to give prompt written notice of any reduction in the amount or scope of coverage resulting therefrom to the directors and officers affected thereby; PROVIDED FURTHER, that Parent may substitute for such Company policies, policies with at least the same coverage containing terms and conditions which are no less advantageous and provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's, directors' and officers' liability insurance then in effect to cover those persons who are covered on the date of this Agreement by the Company's directors' and officers' liability insurance policy with respect to those matters covered by the Company's directors' and officers' liability policy.

              (c) Parent agrees, from and after the date of purchase of shares of Common Stock pursuant to the Offer, to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, Parent, from and after the date of purchase of shares of Common Stock pursuant to the Offer, will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing this
Section 4.11 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement. If for any reason the indemnification provided for in this Section 4.11 is unavailable with respect to any Indemnified Party or insufficient to hold him or her harmless with respect to any such loss, claim, damage or liability, then Parent shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic interests of the Company and its affiliates on the one hand and Parent on the other in connection with the Offer and the Merger to which such loss, claim, damage or liability relates, (ii) the relative fault of the Company and its affiliates on the one hand and Parent on the other with respect to such loss, claim, damage or liability, and (iii) any other relevant equitable considerations.

              (d) This Section 4.11 shall survive the consummation of the Merger, is intended to benefit the Company, Parent, the Surviving Corporation and the Indemnified Parties, and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

         4.12 FINANCING. Parent shall provide Sub with the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby in accordance with the terms hereof.

         4.13 PARENT GUARANTEE. Parent hereby guarantees the performance of all of Sub's obligations under this Agreement.


                                    ARTICLE V
                         CONDITIONS PRECEDENT TO MERGER


         5.1 CONDITIONS PRECEDENT TO OBLIGATION OF PARENT, SUB AND THE COMPANY. The respective obligations of Parent and Sub, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction or waiver (subject to applicable law) at or prior to the Closing Date of each of the following conditions:

             (a) APPROVAL OF COMPANY'S STOCKHOLDERS. To the extent required by applicable law or the Company's Amended and Restated Articles of Incorporation (as amended), this Agreement and the Merger shall have been approved and adopted by holders of at least 70% of the Common Stock of the Company in accordance with applicable law (if required by applicable law) or the Company's Amended and Restated Articles of Incorporation (as amended);

             (b) HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated;

             (c) INJUNCTIONS. No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect on the Closing Date; PROVIDED, HOWEVER, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

             (d) PAYMENT FOR COMMON STOCK. Sub shall have accepted for payment and paid for the shares of Common Stock tendered pursuant to the Offer; and

             (e) STATUTES. No statute, rule, regulation, executive order, decree or order of any kind shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of Common Stock illegal.

         5.2 CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver, at or prior to the Closing Date, of the following condition:

             (a) PERFORMANCE BY PARENT AND SUB. Each of the Parent and Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in Sections 1.3 and 2.4 of this Agreement to be performed or complied with by it prior to the Closing Date.


                                   ARTICLE VI
                           TERMINATION AND ABANDONMENT


         6.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval of the Merger by the Company's stockholders:

             (a) by mutual written consent of the Company, on the one hand, and of Parent and Sub, on the other hand;

             (b) by either Parent, on the one hand, or the Company, on the other hand, if any governmental or regulatory agency shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Common Stock pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

             (c) by either Parent, on the one hand, or the Company, on the other hand, if the Effective Time shall not have occurred within six months after commencement of the Offer unless the Effective Time shall not have occurred because of a material breach of any representation, warranty, obligation, covenant, agreement or condition set forth in this Agreement on the part of the party seeking to terminate this Agreement;

             (d) by Parent, on the one hand, or the Company, on the other hand, if the Offer is terminated or expires in accordance with its terms without Sub having purchased any Common Stock thereunder due to a failure of any of the conditions set forth in Annex A hereto to be satisfied, unless such termination or expiration has been caused by or results from the failure of the party seeking to terminate this Agreement to perform in any material respect any of its respective covenants or agreements contained in this Agreement;

             (e) subject to the provisions of Section 6.3, by either Parent, on the one hand, or the Company, on the other hand, if the Board of Directors of the Company determines that an Acquisition Proposal will result in a Superior Proposal and the Board believes (and has been advised by counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties;

             (f) prior to the consummation of the Offer, by the Company, if (i) any of the representations and warranties of Parent or Sub contained in this Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect, or (ii) Parent or Sub shall have breached or failed to comply in any material respect with any of their respective obligations, covenants or agreements under this Agreement, including, without limitation, their obligation to commence the Offer within the time period required by Section 1.1 of this Agreement; and

             (g) by the Company, if Parent or Sub shall have terminated the Offer prior to the Offer Closing, the Offer is terminated or expires without Sub having purchased any shares of Common Stock or if Sub or Parent fails to purchase validly tendered shares of Common Stock in violation of the terms and conditions of the Offer or this Agreement.

         6.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.1 hereof by Parent or Sub, on the one hand, or the Company, on the other hand, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Sub or the Company, except that Section 4.2, 6.3, 7.1 and this Section 6.2 hereof shall survive any termination of this Agreement. Nothing in this Section 6.2 shall relieve any part to this Agreement of liability for breach of this Agreement.

             6.3 BREAK-UP FEE. (i) If this Agreement is terminated by the Company in accordance with Section 6.1 (e); (ii) if the Board of Directors of the Company fails to recommend, withdraws, modifies or changes its recommendation of the Offer or the Merger in any respect adverse to Parent or Sub, or has resolved to do so, for any reason other than a breach by Parent or Sub in any material respect of its representations or warranties contained in this Agreement or a failure by Parent or Sub to perform in any material respect any of its covenants or agreements contained in this Agreement; or (iii) if, prior to the purchase of shares of Common Stock by Sub, the Company violates its obligations under Section 4.7 in any material respect and thereafter the Company enters into an agreement to effect a Superior Proposal, then the Company shall pay to Parent in same day funds a fee of $5,000,000, in the case of clause (i), within two business days after the termination of this Agreement, in the case of clause (ii), within two business days after the withdrawal, modification or change of the recommendation and, in the case of clause (iii), within two business days after the execution of an agreement referred to in such clause. Payment of the $5,000,000 fee by the Company shall be Parent and Sub's exclusive remedy against the Company for any of the matters referred to in clauses (i), (ii) or (iii) above.



                                   ARTICLE VII
                                  MISCELLANEOUS


         7.1 FEES AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         7.2 REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Company, on the one hand, and Parent and Sub, on the other hand, contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party. Each and every such representation and warranty shall expire with, and be terminated and extinguished by, the Closing and thereafter none of the Company, Parent or Sub shall be under any liability whatsoever with respect to any such representation or warranty. This Section 7.2 shall have no effect upon any other obligation, covenant or agreement of the parties hereto, whether to be performed before or after the Effective Time.

         7.3 EXTENSION; WAIVER. Subject to the provisions of Section 1.1 hereof, at any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the respective Boards of Directors of the Company, Parent or Sub, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         7.4 PUBLIC ANNOUNCEMENTS. The Company, on the one hand, and Parent and Sub, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation and review by the other party of a copy of such release or statement, unless required by applicable law. The Company will not issue any press release or make any public statement that might constitute the commencement of the Offer without the prior written consent of Parent.

         7.5 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or mailed, certified or registered mail with postage prepaid, or sent by telex, telegram or telecopier, as follows:

                  (a)      if to the Company to it at:

                           O'Sullivan Corporation
                           1944 Valley Avenue
                           Winchester, VA 22601
                           Attention: Chief Financial Officer

                  with a copy to:

                           McGuire, Woods, Battle & Boothe LLP
                           One James Center
                           901 East Cary Street
                           Richmond, VA 23219
                           Attention:  Robert L. Burrus, Jr., Esq.

                  (b)      if to either Parent or Sub, to it at:

                           The Geon Company
                           One Geon Center
                           Avon Lake, Ohio 44012-0122
                           Attention:  Chief Executive Officer

                  with a copy to:

                           The Geon Company
                           One Geon Center
                           Avon Lake, Ohio 44012-0122
                           Attention:  General Counsel

or to such other Person or address as any party shall specify by notice in writing to each of the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date of delivery unless if mailed, in which case on the third business day after the mailing thereof, except for a notice of a change of address, which shall be effective only upon receipt thereof.

         7.6 ENTIRE AGREEMENT. This Agreement, the Disclosure Letter, the Parent Confidentiality Agreement and the Annex and other documents referred to herein or delivered pursuant hereto, collectively contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements and understandings, oral and written, with respect thereto.

         7.7 BINDING EFFECT; BENEFIT; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld in the case of an assignment to another direct or indirect wholly-owned subsidiary of Parent for purposes of avoiding recognition of taxable gain or loss for federal income tax purposes by either Sub or the Company in connection with the Merger. It is understood and agreed that any permitted assignment will not cause Parent or Sub to be relieved of its obligations under this Agreement and that the Surviving Corporation (whether the Surviving Corporation is Sub or any other direct or indirect wholly-owned subsidiary) shall have all the obligations of the Surviving Corporation specified in this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, expect for Sections 4.10 and 4.11, which are intended to be for the benefit of the persons referred to therein, and may be enforced by such persons.

         7.8 FURTHER ACTIONS. Each of the parties hereto agrees that, subject to its legal obligations, it will use its reasonable best efforts to fulfill all conditions precedent specified herein, to the extent that such conditions are within its control, and to do all things reasonably necessary to consummate the transactions contemplated hereby.

         7.9 HEADINGS. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         7.10 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         7.11 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflict or choice of laws rules thereof.

         7.12 SEVERABILITY. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         7.13 "PERSON" DEFINED. "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, a group and a government or other department or agency thereof.

         IN WITNESS WHEREOF, each of Parent, Sub and the Company has caused this Agreement to be executed by its respective officers thereunto duly authorized, all as of the date first above written.



                                 THE GEON COMPANY



                                 By: /s/ Gregory L. Rutman
                                     ----------------------------------
                                     Name: Gregory L. Rutman
                                     Title: Vice President, General Counsel
                                     and Secretary


                                 TGC AQUISITION CORPORATION


                                 By:  /s/ Donald P. Knechtges
                                     ----------------------------------
                                     Name: Donald P. Knechtges
                                     Title: Chairman, President and Chief
                                     Executive Officer


                                 O'SULLIVAN CORPORATION



                                 By: /s/ John S. Campbell
                                     ----------------------------------
                                     Name: John S. Campbell
                                     Title: President and Chief Executive
                                     Officer

                                     ANNEX A
                                     -------

                                       to

                          Agreement and Plan of Merger
                          ----------------------------



                  The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex A is appended and "Purchaser" shall be deemed to refer to Sub.

                  Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1c under the Exchange Act, pay for any shares of Common Stock tendered and may terminate or amend the Offer in accordance with the Merger Agreement and may postpone the acceptance of, and payment for, shares of Common Stock, if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of shares of Common Stock which represent at least 70% of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and at or before the expiration date of the Offer (as the same may be extended from time to time) any of the following shall occur:

         (a) any court or domestic government or governmental authority or agency shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree or injunction or other order or the Antitrust Division or the Federal Trade Commission has indicated to Parent and the Company that it may seek to obtain a decree, injunction or other order which (i) makes illegal, materially delays or otherwise directly or indirectly materially restrains or prohibits the Offer or the Merger, (ii) prohibits or materially limits the ownership or operation by Parent or Purchaser of all or any material portion of the business or assets of the Company or compels Parent or Purchaser to dispose of all or any material portion of the business or assets of Parent or Purchaser or the Company, or imposes any limitations on the ability of Parent or Purchaser to conduct its business or own such assets, (iii) imposes limitations on the ability of Parent or Purchaser effectively to exercise full rights of ownership of the shares of Common Stock, including, without limitation, the right to vote any shares of Common Stock acquired or owned by Purchaser or Parent on all matters properly presented to the Company's stockholders, (iv) requires divestiture by Parent or Purchaser of any shares of Common Stock, or (v) otherwise materially adversely affects the Condition of the Company and its subsidiaries taken as a whole;

         (b) there shall have occurred (i) any general suspension greater than 24 hours of trading in, or limitation on prices for, securities on any national securities exchange or in the over the-counter market, (ii) any material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) a declaration of war by the United States having a material adverse effect on the Company or materially adversely affecting (or materially delaying) the consummation of the Offer, or (v) in the case of any of the situations described in clauses (i) through (iii) inclusive existing at the date of commencement of the Offer, a material acceleration or worsening thereof;

         (c) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or Purchaser with or from any governmental or regulatory entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure could reasonably be expected to have a material adverse effect on the Condition of the Company and its subsidiaries taken as a whole or could be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the Merger Agreement;

         (d) any representation or warranty made by the Company in the Merger Agreement (i) (A) was untrue or incorrect in any material respect when made or (B) has become untrue or incorrect in any material respect and (ii) at the time of termination or amendment remains untrue or incorrect in any material respect;

         (e) there shall have been a breach by the Company of any of its covenants or agreements in any material respect contained in the Merger Agreement;

         (f) the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer or the Merger, or shall have resolved to do so; or

         (g) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Purchaser, in any such case and regardless of the circumstances giving rise to any such condition, would make it inadvisable to proceed with such acceptance for payment or payment.

                  The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser, or may be waived by Purchaser, in whole or in part at any time and from time to time in its sole discretion; PROVIDED, HOWEVER, that without the consent of the Company, Parent and Purchaser shall not waive the Minimum Condition.